Exhibit 10.83

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is by and between TeleTech Services Corporation, Inc., a Delaware corporation (“TSC” or the “Company”), a wholly owned subsidiaries of TeleTech Holdings, Inc., a Delaware corporation (“TeleTech Parent”), and Martin F. DeGhetto ("Employee" or “DeGhetto”), each a “Party” and together the “Parties.” The Agreement is executed to be effective as of July 1, 2016 (“Effective Date”).

Whereas, Mr. DeGhetto joined TSC in March, 2010 and is currently employed as Executive Vice President for TeleTech business segment known as Customer Management Services (CMS); and in this role Mr. DeGhetto reports to TeleTech Parent company’s Chief Executive Officer, Mr. Kenneth D. Tuchman (the “CEO”), and is a member of the TeleTech Parent executive leadership team (known as the “Executive Committee” or the “EC”).

Whereas, Mr. DeGhetto currently is an employee at-will and does not have an employment agreement with TeleTech Parent or TSC; and, whereas it is the desire of TeleTech Parent and the Compensation Committee of the TeleTech Board of Directors (“Compensation Committee”) that all members of the TeleTech Parent Executive Committee should have formal contractual employment arrangements with the Company, and that such arrangements shall be approved by the Compensation Committee;

Now, Therefore, the purpose of this Agreement is not to change, but to formally document the terms and conditions of Mr. DeGhetto’s employment with the Company and to have such terms and the Agreement approved by the Compensation Committee as of the Effective Date.

1.Appointment.

a. The Agreement, hereby confirms Mr. DeGhetto’s appointment as Executive Vice President for TeleTech CMS business segment, reporting to TeleTech Parent CEO. Mr. DeGhetto shall retain his responsibilities as a member of TeleTech Parent Executive Committee.

b. Mr. DeGhetto shall devote his full-time and best efforts to the performance of all duties contemplated by his title and responsibilities, and as assigned to him from time to time by the CEO or his delegates. Unless otherwise specifically authorized in writing by TeleTech Parent, Employee shall not engage in any other business activity, or otherwise be employed by any other company other than TeleTech’s subsidiaries. Notwithstanding the foregoing, Mr. DeGhetto is not precluded by the terms of this Agreement from serving on boards of directors of other non-competitor companies or not-for-profit organizations with TeleTech Parent’s prior written approval.

c. As a member of TeleTech Parent Executive Committee, Mr. DeGhetto shall render services to TeleTech Parent as necessary and desirable to protect and advance the best interests of TeleTech Parent and all its affiliated companies, acting at all times, in accordance with TeleTech Ethics Code: How TeleTech Does Business (or a successor code of conduct document) and in accordance with all other material policies and procedures.

d. Mr. DeGhetto’s role with the company requires extensive travel and Mr. DeGhetto understands and agrees that such travel is a material part of his responsibilities.  Mr. DeGhetto shall travel in accordance with TeleTech Parent travel policy. Notwithstanding the provisions of the travel policy to the contrary, the Company agrees that Mr. DeGhetto will be permitted to travel in business class for international travel exceeding 6 hours in duration.

e. Notwithstanding other provisions in this Agreement, Mr. DeGhetto understands and agrees that his role and responsibilities may change over time in the best interest of the business, and TeleTech Parent reserves the right to assign to Mr. DeGhetto different roles and assignments that best serve the business.

2.Compensation.

a. Salary and Period Salary Review.  As of the Effective Date, Mr. DeGhetto’s base salary is $400,000 per year (“Base Salary”), payable in equal installments in accordance with the Company’s standard payroll practice, less legally required deductions and withholdings.  Mr. DeGhetto’s Base Salary may be periodically reviewed and adjusted, at CEO’s discretion, to appropriately reflect his role in the business, the contribution of the role, and the market pay for such role in accordance with TeleTech standard compensation review practices. Notwithstanding the foregoing, nothing in this Agreement provides assurances that Mr. DeGhetto’s salary will be increased from time to time.

b. Variable Incentive Compensation (annual cash bonus).  As of the Effective Date, Mr. DeGhetto is eligible to participate in an annual performance based cash incentive program, currently referred to as TeleTech Variable Incentive Plan (“VIP”).  Mr. DeGhetto’s annual VIP opportunity currently is and shall remain to be up to 200% of his Base Salary (i.e. up to $800,000 in cash based on Mr. DeGhetto’s current level of Base Salary), tied to the annual targets and goals of the business as set by the CEO and TeleTech’s Board of Directors.  Mr. DeGhetto’s annual VIP awards will be based on a combination of metrics set-out and approved by TeleTech and its executive leadership team annually by the Compensation Committee.  At present these metrics include the (i) TeleTech-wide results of operations; (ii) business segment specific results, including Mr. DeGhetto’s business segment’s revenue and operating income goals; and (iii) Mr. DeGhetto individual performance against targets set-out by the CEO. The timing for VIP awards are determined from time to time by the Compensation Committee annually.

c. Annual Equity Grant.  Mr. DeGhetto is also eligible to participate in TeleTech’s annual Equity program, designed to provide long term incentives for senior executives of the Company and align their interests with company stockholders.  Currently, TeleTech offers its equity grants in the form of restricted stock units, vesting over a period of years (the “RSUs”).  Mr. DeGhetto is and shall remain eligible for an annual equity grant opportunity of up to 200% of his Base Salary (i.e. up to $800,000 in cash based on Mr. DeGhetto’s current level of Base Salary) in fair market value of TeleTech equity at time of the grant. The actual amount of the annual equity grant is discretionary and is not guaranteed. It is based on TeleTech’s performance overall, the performance of the business segment for which Mr. DeGhetto is responsible and Mr. DeGhetto’s individual performance against targets, as set by the TeleTech Board annually. The RSUs are granted under the terms of grant-specific agreements that are approved by the Compensation Committee from time to time (“Equity Agreements”).  These Equity Agreements provide vesting schedules, performance metrics, if any, and other material terms of each grant. TeleTech and its Compensation Committee reserve the right, at its discretion, to change the terms of future Equity Agreements and the equity granted thereunder. The use of the RSUs, as part of the annual equity grant, is discretionary and may be substituted, at the discretion of the Compensation Committee, by other equity instruments in accordance with incentive compensation plans adopted by the Compensation Committee from time to time.  All grants as part of TeleTech Parent Equity program are subject to Executive Stock Ownership Guidelines included in this Agreement as Exhibit C.

d. Reimbursement of Business Expenses.  The Company agrees to reimburse Mr. DeGhetto for all reasonable out-of-pocket business expenses incurred by Mr. DeGhetto on behalf of the Company in accordance with TeleTech expense reimbursement policies.

e. Services  to  Subsidiaries. Mr. DeGhetto acknowledges that, as part of his employment responsibilities, he may be required to serve as an officer and/or director (“D&O”) of TeleTech subsidiaries, affiliates and related entities.  He hereby agrees to perform such duties diligently and without additional compensation, and to follow TeleTech direction in the performance of such services. For the duration of such D&O services, TeleTech shall maintain appropriate D&O insurance policies for Mr. DeGhetto’s protection in connection with the services. Furthermore, Mr. DeGhetto agrees to resign such D&O roles, if requested to do so by TeleTech.  At the time contemporaneous with the execution of this Agreement, Mr. DeGhetto will sign a resignation letter attached hereto, as Exhibit A, which letter shall become effective on termination of this Agreement, for any reason, or without termination, at TeleTech’s discretion, if TeleTech determines that such resignation is in the best interest of the business.

f. Tax  Liability and Withholdings.  All compensation and other payments made under this Agreement will be subject to withholding of the federal, state, and local taxes, Social Security, Medicare and other withholdings in such amounts as is reasonably determined by Company. The withholdings taxes due with respect to any equity grants may, at Company’s discretion and in accordance with the relevant equity plans, be deducted directly from the equity being granted or as it vests.  The Company shall have the right to take all the action as it deems necessary to satisfy its and employees tax withholding obligations.

4.Benefits.

a.Health and Welfare Benefits.  Mr. DeGhetto shall continue to be eligible to participate in TeleTech health and wellness plans in a manner similar to others at his level of responsibility in the Company, including the participation for Mr. DeGhetto and dependents in TeleTech group medical, vision, and dental insurance and other welfare plans, as they continue or change from time to time.

b. Executive Benefits.  Mr. DeGhetto will continue to be eligible for the special annual executive physical program and the Company will continue to pay premiums on his $4M life insurance policy.

c.Miscellaneous benefits.  Mr. DeGhetto shall continue to be eligible for benefits generally applicable to other senior management employees of the Company, as they are in effect from time to time, including TeleTech 401(k) Plan and its Deferred Compensation Plan.

d.Paid Leave.  Mr. DeGhetto shall continue to be eligible for paid time off (“PTO”) and sick leave benefit programs pursuant to the Company’s current time off/leave policy (or any other vacation/sick policy then in effect).  Mr. DeGhetto will also be paid for time off for holidays in accordance with the TeleTech holiday policy.

e.Tenure.  Notwithstanding the effective date of this Agreement, Mr. DeGhetto’s tenure for purposes of all benefits and otherwise shall date back to his original hire date in March 2010.

5.Change in Control.

a. Vesting. Notwithstanding the vesting schedules contained in Equity Agreements that Mr. DeGhetto would hold, upon a “Change in Control” event (as defined below), any unvested equity RSUs awards that would otherwise vest on or after the effective date of the Change in Control event shall be accelerated and become 100% vested on the effective date of the Change in Control event; provided,  however, that for purposes of a Change in Control pursuant to Paragraph 5(c) of this Agreement, the unvested equity shall be deemed to have vested immediately prior to a Change in Control event, in order to allow such equity to participate in such Change in Control transaction.

b. Consistent with Other Similar Provisions. For the avoidance of doubt, the terms of this Change in Control provision are substantially similar to those that are included in the Equity Agreements that Mr. DeGhetto currently holds.  The sole purpose of the provision being restated in this Agreement is to reiterate the Change in Control provisions in this omnibus Agreement that control the terms of Mr. DeGhetto’s employment with the Company.

c. Definition of “Change in Control.” For purposes of this Agreement, “Change in Control” event shall mean the occurrence of any one of the following:

(i)Any consolidation, merger or other similar transaction (i) involving TeleTech Parent, if TeleTech Parent is not the continuing or surviving corporation, or (ii) which contemplates that all or substantially all of the business and/or assets of TeleTech Parent would be controlled by another corporation not controlled by TeleTech Parent;

(ii) Any sale, lease, exchange or transfer (in one transaction or series of related transactions) of all or substantially all of the assets of TeleTech Parent (a “Disposition”); provided,  however, that the foregoing shall not apply to any Disposition with respect to which, following such Disposition, more than 51% of the combined voting power of the then outstanding voting securities of the receiving entity for the Disposition are directly or indirectly (beneficially or otherwise) owned by all or substantially all of the individuals and entities that were the beneficial owners of at least 51% of the outstanding common stock and/or other voting securities of TeleTech Parent immediately prior to such Disposition, in substantially the same proportion of total ownership as their ownership immediately prior to such Disposition;

(iii)Approval by the stockholders of TeleTech Parent of any plan or proposal for the liquidation or dissolution of TeleTech, unless such plan or proposal is abandoned within 60 days following such approval;

(iv) The acquisition by any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the U.S. Securities Exchange Act of 1934, as amended (“the Exchange Act”)), or two or more persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of  the Exchange Act) of 51% or more of the outstanding shares of voting stock of TeleTech Parent; provided,  however, that for purposes of the foregoing, the term “person” shall exclude Kenneth D. Tuchman and his affiliates; provided,  further that the foregoing shall exclude any such acquisition (1) made directly from TeleTech Parent, (2) made by TeleTech Parent (directly or through an affiliated company), or (3) made by an TeleTech employee benefit plan (or related trust) sponsored or maintained by TeleTech Parent or any of its affiliate; or

(v) If, during any period of 15 consecutive calendar months commencing at any time on or after the Effective Date, those individuals (“Continuing Directors”) who either (1) were directors of TeleTech Parent on the first day of each such 15‑months period, or

(2) subsequently became directors of TeleTech Parent and whose actual election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors who were then members of the  TeleTech Parent Board of Directors, cease to constitute a majority of the Board of Directors of TeleTech Parent.

6.Termination.

a.Termination by Either Party.  Except as set forth in Paragraphs 6(c), (e) and (f), either Party may terminate the employment relationship with 30 days’ written notice to the other.  Both parties may mutually agree to a shorter period.

b.  Termination by the Company without Cause.  Upon 30 days written notice, the Company, in its sole discretion, may terminate Mr. DeGhetto’s employment without Cause (as “Cause” is defined in Paragraph 6(f) below).  If Mr. DeGhetto executes a separation agreement in a form substantially similar to the agreement set forth in Exhibit B (attached hereto), releasing all legal claims except for those that cannot legally be released and Mr. DeGhetto continues to comply with all terms of such separation agreement, and any other agreements signed by the Employee with the Company, then the Company shall pay Mr. DeGhetto severance compensation equal to twelve (12) full calendar months of Mr. DeGhetto’s then current base pay.  Salary continuation payments will be made at the Company’s regular payroll intervals, provided, however, payments accruing for payroll periods prior to the date that the Company has received a signed and effective separation agreement and release shall be suspended and paid on the first payroll date following the effective date of the separation and release.

If the Company terminates this Agreement without Cause  under this Paragraph  6(b), and the Company pays Mr. DeGhetto the compensation earned as of the effective date of the termination, and provides Mr. DeGhetto severance compensation in the amount and on the terms specified in this Paragraph 6(b), the Company’s acts in doing so shall be in complete accord and satisfaction of any claim that Mr. DeGhetto has or may at any time have for compensation or payments of any kind from the Company or TeleTech Parent arising from or relating in whole or part to Mr. DeGhetto's employment with the Company and/or this Agreement. If the separation agreement and legal release referenced above is not signed within thirty (30) days from the date that such agreement is presented to Mr. DeGhetto(which the Company shall present no later than fifteen (15) days after the effective date of Employee’s termination), then Mr. DeGhetto waives his right to receive any severance compensation pursuant to this Agreement, even if Mr. DeGhetto were to successfully litigate any claim against the Company and/or TeleTech Parent.

c. Termination by the Company for Cause.  The Company may terminate this Agreement with no notice for Cause, as that term is defined in Paragraph 6(g), with the Company's only obligation being the payment of any salary and compensation earned as of the date of termination, and any continuing obligations under the Company benefit plans then in effect, and without liability for severance compensation of any kind, including the base pay severance set forth in Paragraph 6(b).

d. Termination by Employee. Mr. DeGhetto is not entitled to severance compensation if he terminates his employment with Company for any reason.

e. Termination upon Employee’s Death.  This Agreement shall terminate immediately upon Employee’s death.  Thereafter, the Company shall pay to the Employee’s estate all compensation fully earned, and benefits fully vested as of the last date of Employee’s continuous, full-time active employment with the Company.  For purposes of this Agreement, continuous, full-time active employment shall be defined as the last date upon which Employee continuously performed his job responsibilities on a regular, full-time basis consisting of at least 35 hours per week, and in the usual course of the Company’s business (“Continuous Full-Time Active Employment”).  In case of Employee’s death, the Company shall not be required to pay any form of severance or other compensation concerning or on account of the Employee’s employment with the Company or the termination thereof.

f. Termination Due to or Following Disability.  During the first ninety (90) calendar days after a mental or physical condition that renders Employee unable to perform the essential functions of his position with reasonable accommodation (the “Initial Disability Period”), Employee shall continue to receive his base salary pursuant to Paragraph 2(a) of this Agreement.  Thereafter, if Employee qualifies for benefits under the Company’s long term disability insurance plan (the “LTD Plan”), then Employee shall remain on leave for as long as Employee continues to qualify for such benefits, up to a maximum of 180 consecutive days (the “Long Term Leave Period”).  The Long Term Leave Period shall begin on the first day following the end of the Initial Disability Period.  During the Long Term Leave Period, Employee shall be entitled to any benefits to which the LTD Plan entitles Employee, but no additional compensation from the Company in the form of salary, performance bonus, equity grants, allowances or otherwise. If during or at the end of the Long Term Leave Period Employee remains unable to perform the essential functions of his position, then the Company may terminate this Agreement and/or Employee’s employment. If the Company terminates this Agreement or Employee’s employment under this Paragraph 6(f), the Company’s payment obligation to Employee shall be limited to all compensation fully earned, and benefits fully vested as of the last date of Employee’s Continuous, Full-Time Active Employment with the Company.

g. Definition of “Cause”. For purposes of this Agreement, “Cause” shall have the following meaning:

(i) Fraud, theft, embezzlement (or attempted fraud, theft, embezzlement), dishonest acts or illegal conduct;

(ii) Other similar acts of willful misconduct on the part of Employee resulting in damage to TeleTech Parent or the Company;

(iii) A material breach by the Employee of this Agreement;

(iv) Use of any controlled substance or alcohol while performing Employee’s duties, except as part of a TeleTech Parent or Company-sponsored event in connection with a business-related social engagement such as a trade conference or customer entertainment, but only in moderation and in a professional manner that reflects positively on TeleTech Parent and the Company; with visible inebriation at a business-related social engagement constituting a cause for immediate termination;

(v) A  breach of a  fiduciary duty that results in an adverse impact to TeleTech Parent or the Company or in personal profit to the Employee (as determined by the Company based on its conflict of interest policies outlined in the TeleTech Ethics Code);

(vi) Use of trade secrets or confidential information of TeleTech Parent or the Company, other than in pursuit of TeleTech Parent or the Company’s business;

(vii) Aiding a competitor of TeleTech Parent; or

(viii) Failure by Employee in the performance of his duties that results in material adverse effect on TeleTech Parent, the Company or TeleTech Parent subsidiary companies.

If the act or acts constituting Cause are susceptible of cure, Company will provide Employee with written notice setting forth the acts constituting Cause and providing that Employee may cure such acts within thirty (30) business days of receipt of such notice.  Any recurrence of acts constituting Cause within one (1) year of the original occurrence will void Employee’s right to such pre-termination right to cure.

h.Continuing Obligations. Mr. DeGhetto shall remain subject to the Company’s Agreement to Protect Confidential Information, Assign Inventions and Prevent Unfair Competition and Unfair Solicitation (“Confidentiality Agreements”), Arbitration agreements, Equity Agreements, and any other similar agreements executed at any time during his employment, including without limitation this Agreement, all of which survive termination of employment.

7.Non-Disclosure, Non-Competition and Non-Solicitation.

As a senior member of the executive leadership team of TeleTech Parent, the Employee is privy to TeleTech Parent company wide global business and financial strategy.  Therefore, in addition to the provisions of the Confidentiality Agreements that the Employee signed at the time of his original employment with the Company, the Employee in consideration of the employment opportunity and compensation provided hereunder, agrees and covenants during the term of his affiliation with the Company (as an employee or otherwise):

a. Non-Compete Undertaking. For a period of twelve (12) months from separation from TeleTech Parent and/or the Company, not to work or otherwise contribute his knowledge, directly or indirectly, in whole or in part, as an employee, officer, owner, manager, advisor, consultant, agent, partner, director, significant shareholder (i.e. a shareholder holding more than 5% of outstanding equity in the company), volunteer, intern or in any other similar capacity anywhere in the world to a business entity engaged in the same or substantially similar business as TeleTech Parent its subsidiaries and affiliates, including entities engaged in the full life cycle of customer strategy, analytics-driven, technology-enabled customer engagement management solutions from customer engagement strategy consulting, to technology and analytics driven customer acquisition to technology solution development and integration to business process outsourcing customer care (collectively, “TeleTech Business”).  The Non-Compete Undertaking shall apply throughout, and shall be limited by, the territory where the Employee performs services for the Company and TeleTech Parent, as provided in this Agreement.  For the avoidance of doubt, the term ‘performs services for’ shall not be limited to ‘works at’ or any other limitation delineating where the Employee performs the actual services, but instead shall relate to the entire territory where the Company and TeleTech Parent benefits and is reasonable to expect to benefit from the Employee’s services. Given Mr. DeGhetto’s role as the Executive Vice President for CMS business, the territory for purposes of this Agreement shall be worldwide.

b. Employee Non-Solicitation Undertaking. For a period of twelve (12) months from separation from TeleTech Parent and the Company, Employee agrees not to solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment, directly or indirectly, of any then current employee of the Company or its subsidiaries and affiliates; and

c. Client Non-Solicitation Undertaking. For a period of twelve (12) months from separation from TeleTech Parent or the Company, Employee agrees not to solicit or interfere with business relationships between TeleTech Parent, the Company, and current and prospective (currently actively pursued) clients of TeleTech Parent, or any of its subsidiaries and affiliates, for purposes of offering or accepting goods or services similar to or competitive with those offered by TeleTech Parent or any of its subsidiaries and affiliates.

d.Consequences of Breach. If Employee breaches any of the covenants and undertakings set forth in this Paragraph 7:

(i)All of Employee’s unvested equity shall be immediately forfeited and neither TeleTech Parent nor the Company shall have any further liabilities to Employee pursuant to this Agreement, including without limitation no liability for any equity not yet granted or granted and unvested;

(ii)Employee and those who aid him in such breach shall be liable for all costs and business loses including any damages and out-of-pocket expenses associated with or resulting from such breach; and

(iii)Employee hereby consents and agrees that TeleTech Parent and the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

8.Miscellaneous.

a. Relationship between this Agreement and Other Company Agreements.  In the event of any direct conflict between any term of this Agreement and any TeleTech Parent and/or Company agreement, policy, procedure, guideline or other publication addressing the same terms and conditions contained in this Agreement, the terms of this Agreement shall control Mr. DeGhetto’s employment.

b. Successors and Assigns.  TeleTech Parent, the Company, its successors and assigns may in their sole discretion assign this Agreement to any person or entity in connection with the merger, acquisition or other business combination that results in the divestiture or transfer of all or substantially all the assets of the Company or TeleTech Parent. This Agreement shall bind, and inure to the benefit of the Company's successors or assigns.  This Agreement is for personal services and Mr. DeGhetto shall not assign his rights or obligations hereunder.

c. IRSC Section 409A.

(i) Interpretation.  This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from, or complies with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Internal Revenue Service guidance and Treasury Regulations thereunder (collectively, “Section 409A”). It is the Parties’ intention that salary continuation payments under the Agreement will be exempt from the requirements of Section 409A because they are short term deferrals under Treas. Reg. Sec. 1.409A-1(b)(4) or payments under a separation pay plan within the meaning of Treas. Reg. Sec. 1.409A-1(b)(9) and the Agreement shall be construed and administered in a manner consistent with such intent.

(ii) Separation from Service; Separate Payments.  Notwithstanding anything in this Agreement to the contrary, to the extent that any payment or benefit subject to Section 409A, including an exemption from Section 409A, and such payment or benefit would otherwise be payable or distributable hereunder by reason of Employee’s termination of employment, all references to DeGhetto’s “termination of employment” shall be construed to mean a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), and Employee shall not be considered to have had a termination of employment unless such termination constitutes a “separation from service” with respect to Employee.  If under this Agreement, an amount is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

(iii) Specified Employee.  Notwithstanding anything in this Agreement to the contrary, if the Employee is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of the Employee’s “separation from service”, any benefit or payment that constitutes non-exempt “nonqualified deferred compensation” (within the meaning of Section 409A) and is payable on account of the Employee’s separation from service shall be delayed in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i), and any such delayed payment shall be paid to DeGhetto in a lump sum during the ten (10) day period commencing on the earlier of (i) the expiration of a six-month period from the date of Employee’s “separation from service,” or (ii) Employee’s death.  To the greatest extent permitted under Section 409A, any separate payment or benefit under the Agreement will not be deemed to constitute “nonqualified deferred compensation” subject to Section 409A and the six-month delay requirement to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) or 1.409A-1(b)(9), or in any other applicable exception or provision of Section 409A.

(iv) Reimbursements.  With regard to any provision in this Agreement that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such arrangement provides for a limit on the amount of expenses that may be reimbursed over some or all of the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of DeGhetto’s taxable year following the taxable year in which the expenses were incurred.

(v) Cooperation.  If the Parties hereto determine that any payments or benefits payable under this Agreement intended to comply with Section 409A do not so comply, DeGhetto and the Company agree to amend this Agreement, or take such other actions as DeGhetto and the Company deem necessary or appropriate, to comply with the requirements of Section 409A, while preserving benefits that are, in the aggregate, no less favorable than the benefits as provided to DeGhetto under this Agreement.  If any provision of this Agreement would cause such payments or benefits to fail to so comply, such provision shall not be effective and shall be null and void with respect to such payments or benefits, and such provision shall otherwise remain in full force and effect.

d.Governing Law and Dispute Resolution.

(i)Good Faith Negotiation Requirement.  Mr. DeGhetto, TeleTech Parent and the Company agree that in the event of any controversy or claim arising out of or relating to Mr. DeGhetto’s employment with and/or separation from the Company, they shall negotiate in good faith to resolve the controversy or claim privately, amicably and confidentially.  Each Party may consult with counsel in connection with such negotiations.

(ii)Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Colorado without regard to conflict of law principles.

(iii)Disputes.  The Parties agree that any action arising from or relating in any way to this Agreement, shall be resolved and tried in the state or federal courts situated in Denver, Colorado. The parties consent to jurisdiction and venue of those courts to the greatest extent allowed by law.  In this regard, the Employee acknowledges and admits to all or a combination of several following substantial contacts with Colorado:  (i) the Employee is employed, provides services for or otherwise is affiliated with an legal entity headquartered in the state of Colorado; (ii) the Employee receives the compensation in a form of Employee checks or wire transfers that are drawn either directly or indirectly, from bank accounts in Colorado; (iii) the Employee regularly interacts with, contacts and is contacted by  other TeleTech and Company employees and executives in Colorado; (iv) the Employee either routinely travels to or attends business meetings in Colorado; and (v) the Employee receives substantial compensation and benefits as a result of TeleTech Parent being a corporation headquartered in and subject to the laws of Colorado.  Based on these and other contacts, the Employee acknowledges that he could reasonably be subject to the laws of Colorado.

e.Severability. If any court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, the remainder of the Agreement shall remain fully enforceable.  To the extent that any court concludes that any provision of this Agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable.

f.Modification of Agreement.  This Agreement or any other term or condition of employment may not be modified by word or deed, except in writing signed by Employee and the Chief Administrative Officer or Chief Executive Officer for TeleTech Parent.

g.Waiver.   No provision of this Agreement shall be deemed waived, nor shall there be an estoppel against the enforcement of any such provision, except by a writing signed by the party charged with the waiver or estoppel.  No waiver shall be deemed continuing unless specifically stated therein, and the written waiver shall operate only as to the specific term or condition waived, and not for the future or as to any act other than that specifically waived.

h. Construction.  Whenever applicable, masculine and neutral pronouns shall equally apply to the feminine genders; the singular shall include the plural and the plural shall include the singular.  The Parties have reviewed and understand this Agreement, and each has had a full opportunity to negotiate the agreement's terms and to consult with counsel of their own choosing.  Therefore, the Parties expressly waive all applicable common law and statutory rules of construction that any provision of this Agreement should be construed against the agreement's drafter, and agree that this Agreement and all amendments thereto shall be construed as a whole, according to the fair meaning of the language used.

i. Dodd-Frank Clawback Provision.  Notwithstanding any other provision in this Agreement or in the related Equity Agreements, in the event that pursuant to the terms or requirements of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or of any applicable laws, rules or regulations promulgated by the US Securities and Exchange Commission or any listing requirements of any stock exchange or stock market on which any securities of TeleTech Parent trade, from time to time, and in the event any bonus payment, equity award or other payment is based upon the satisfaction of financial performance metrics which are subsequently reversed due to a restatement or reclassification of financial results of TeleTech Parent, then any payments made or equity awards granted (and equity received pursuant to these awards) shall be returned and forfeited to the extent required and as provided by applicable laws, rules, regulations or listing requirements.  This Paragraph 7(h) shall survive any expiration or termination of this Agreement for any reason.

j. Controlling Provisions.    The employment arrangement contemplated by this Agreement includes other related documents in addition to this Employment Agreement, some of which are TeleTech Parent and the Company’s standard documents not otherwise tailored to this transaction.  To the extent any provisions of these related agreements contradict the clear provisions and terms of this Employment Agreement, the provisions of this Agreement shall be controlling.

Mr. DeGhetto acknowledges and agrees that he reviewed and fully understands the terms and provisions of this Agreement; that he enters into it freely, knowingly, and mindful of the fact that it creates important legal obligations and affects his legal rights; and that he understands the need to and has had the opportunity to consult with counsel (if he so wishes) concerning this Agreement with legal counsel.

Employee /s/ Martin F. DeGhetto_____________ Martin F. DeGhetto Date: July 29, 2016	TeleTech Services Corporation /s/ Regina M. Paolillo_____________________ Regina M. Paolillo, Chief Administrative Officer Date: July 29, 2016

Exhibit A

To Executive Employment Agreement

LETTER OF RESIGNATION FROM OFFICER AND DIRECTORSHIPS RESPONSIBILITIES

Martin DeGhetto

_______________

Dear Board of Directors:

I, Martin F. DeGhetto, hereby submit my resignation effective immediately from all director, officer and other fiduciary roles with respect to all TeleTech Holdings, Inc. controlled and affiliated entities, where I am currently an officer, director or a fiduciary of any kind, including without limitation:

Name of Corporation	Office Held	State/Country of Incorporation

In accordance with my resignation, I request the applicable Board of Directors to immediately relieve me from any and all duties related to my roles.

Sincerely,

Martin F. DeGhetto

Exhibit B

To Executive Employment Agreement

(Sample Severance Agreement and Release of Claims

Not Customized for Mr. DeGhetto)

[DATE]

PERSONAL & CONFIDENTIAL

[NAME]

[ADDRESS]

Dear [NAME]:

As you have been advised, your employment with TeleTech Services Corporation (“TeleTech” or “the Company”) will terminate effective the close of business on ____________ (“Termination Date”).  This letter contains a Settlement Agreement and Release of Claims (“Agreement”) intended to resolve any and all disputes arising from your employment and your separation from employment with TeleTech on mutually agreeable terms as set forth below.  Please review it carefully, and if it is acceptable to you, sign and return an original copy to TeleTech Human Capital Department, 9197 S. Peoria Street, Englewood, Colorado 80112 Attn: Settlement Agreements, either by mail or by hand delivery.  If you are 40 or over, you have been provided 21 days from the date of this Agreement to consider whether to enter into this Agreement.

SETTLEMENT Agreement and Release of Claims

This Agreement is made between ______________ (“you”) and TeleTech (collectively, the “Parties”).  In consideration of the mutual promises and other benefits set forth herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.

Settlement Payment:  Provided that you sign and return this Agreement, and it thereafter becomes effective as described below, you will receive a settlement payment equivalent to ___________________of your base salary, for a total amount of $__________________ (“Settlement Payment”). Payment shall be made in bi-weekly installments in accordance with the Company’s normal payroll schedule, less applicable federal, state, and local taxes and other authorized deductions and shall be started within 15 days of the Termination Date.

2.

Benefits:  Your current medical, dental, vision and healthcare flexible spending account coverage (to the extent that you have a positive balance in that account as of today’s date) will be continued until the Termination Date.  After the Termination Date, you may continue your existing medical insurance coverage at your own expense pursuant to your rights under federal law (commonly referred to as “COBRA”).  You will receive information on COBRA in a later mailing.

3.

Other Compensation Due You:  You will receive payment for any salary earned through the date of your separation from the Company, less applicable taxes and authorized or required withholding deductions.  You understand that you will be paid your earned wages and commissions, if any, set forth in this paragraph regardless of whether you sign this Agreement.

4.

Reimbursement for Business Expenses:    Within five days of the Termination Date, you will provide to the Company expense reports detailing all items, if any, for which you seek reimbursement, and the required supporting documentation for such expenses.  If you hold a corporate credit card account, and there is an outstanding amount due and owing on that account, you must submit documentation showing that the account has been paid in full within five days of the Termination Date and understand and agree that if you do not, the Company may withhold any amounts due and owing on that account from the Settlement Payment.  Your expense reports and supporting documentation will be subject to the same level of review that all other similar submissions receive from the Company’s Accounting Department.  The Company will reimburse you in accordance with its existing policies and procedures.  In addition, you will provide supporting documentation for all previously filed expense reports and agree to cooperate with the Company’s Accounting Department to resolve in good faith any issues relating to expenses.

5.

Return and Prohibition of Removal of Company Property and Records.  Except as otherwise specifically provided in this Agreement, you shall return all Company property and records on the Termination Date.  In the event you fail to return such property or records provided herein, you shall be liable to the Company for the value of all such property and records, and all reasonable costs, including attorneys’ fees, incurred by the Company in recovering such property or records.  Company property and records shall include, but is not limited to, cell phones, pagers, BlackBerry devices, tablets, laptops, printers, fax machines, and any Company related document whether in written or electronic form and whether created by you or another person or entity. Company equipment, files or business information of any kind, whether written, electronic, digital, or otherwise, shall not be copied, taken or otherwise used by you without the prior written consent of the Company.  In addition, the Company reserves the right to pursue all legal and equitable relief available for breach of this paragraph.

6.

Agreement to Protect Confidential Information, Assign Inventions, and Prevent Unfair Competition and Unfair Solicitation.   You understand that all terms and conditions of your “Agreement to Protect Confidential Information, Assign Inventions, and Prevent Unfair Competition and Unfair Solicitation” (the “Non-Compete Agreement”) and any other applicable employment documents you signed during your employment at TeleTech, survive Termination and shall remain in full force and effect.

7.

Acknowledgment:    You understand and agree that, absent this Agreement, you would not otherwise be entitled to the payment specified in Paragraph 1.  Further, by signing this Agreement, you agree that you are entitled only to the payments described in this Agreement and that you are not entitled to any payments that are not specifically listed in this Agreement, excluding vested rights you may have pursuant to the Company’s 401(k), Stock Option, Restricted Stock Units and Life Insurance plans.

8.

General Release of All Claims:  In exchange for the Company’s payments in Paragraph 1, you promise that you will not sue TeleTech Services Corporation, including its past and present parents, subsidiaries, partnerships, affiliated companies, officers, directors, employees, or agents.  By signing below, you release TeleTech Services Corporation, including its past and present parents, subsidiaries, partnerships, affiliated companies, officers, directors, employees or agents (collectively, the “Released Parties”), from any and all claims you may have, known or unknown, that are releasable by private agreement, arising at any time through the date that this Agreement becomes effective, which is eight [8] days after you sign it without revoking it. The release specifically includes and is not limited to:

a.any and all rights or claims under any of the following laws: Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000-e, as amended; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Family and Medical Leave Act of 1993, as amended; the Worker Adjustment and Retraining Notification Act, as amended; the Fair Labor Standards Act of 1938, as amended; the National Labor Relations Act; the Occupational Safety and Health Act, as amended; the Age Discrimination in Employment Act; the Americans with Disabilities Act of 1990, as amended; the Civil Rights Acts of 1866, 1871, and 1991; the Equal Pay Act of 1963; the Employee Retirement and Income Security Act of 1974, as amended; the Immigration Reform and Control Act, as amended; the Conscientious Employee Protection Act, the Colorado Anti-Discrimination Act and any other federal, state, or local employment statute, law, or ordinance, including any and all claims of employment discrimination based on race, color, creed, religion, national origin, sex, age, marital status, disability, sexual orientation, lawful off-duty conduct, or retaliation; and

b.any and all common-law claims such as wrongful discharge, violation of public policy, breach of contract, promissory estoppel, defamation, negligence, infliction of emotional distress, any intentional torts, outrageous conduct, interference with contract, fraud, misrepresentation, and invasion of privacy; and

c.any and all claims for any of the following: money damages(including actual, compensatory, liquidated or punitive damages), equitable relief such as reinstatement or injunctive relief, front or back pay, wages, commissions, bonuses, benefits, sick pay, PTO pay, vacation pay, costs, interest, expenses, attorney fees, or any other remedies; and

d.any and all claims arising under any federal or state "whistleblower" law, including without limitation the Sarbanes-Oxley Act of 2002, the Whistleblower Protection Act, and common-law wrongful discharge in violation of public policy.

9.	Age Waiver for Employee 40 Years Old or More: By signing this Agreement, you acknowledge that:
a.	The General Release in this Agreement includes a waiver and release of all claims you may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.);
b.	You have carefully read, and understand, this Agreement;
c.

You have twenty-one (21) days from the date of this Agreement to consider your rights and obligations under this Agreement and if you elect to sign it sooner, have done so knowingly, voluntarily, and after giving it your due consideration;

d.	You were, and hereby are, advised to consult with an attorney and/or any other advisors of your choice before signing this Agreement;
e.	You understand that this Agreement is legally binding and by signing it you give up certain rights;
f.	You have voluntarily chosen to enter into this Agreement and have not been forced or pressured in any way to sign it;
g.

You knowingly and voluntarily release the Released Parties from any and all claims you may have, known or unknown, in exchange for the payments and benefits you have obtained by signing this Agreement, and that these payments are in addition to any payments or benefits you would have otherwise received if you did not sign this Agreement;

h.

You have seven (7) days from the date you sign this Agreement to change your mind and revoke your acceptance.  To be effective, your revocation must be in writing and tendered to TeleTech Corporate Headquarters, Human Capital Department, 9197 S. Peoria Street, Englewood, Colorado Attn: Settlement Agreements, either by mail or by hand delivery, within the seven (7) day period.  If by mail, the revocation must be:  1) postmarked within the seven (7) day period; 2) properly addressed; and 3) sent by Certified Mail, Return Receipt Requested.  The Agreement will become effective on the eighth day after you sign it, provided you do not revoke your acceptance.  You understand that the Company is not required to make the payments described herein unless and until this Agreement becomes effective; and

i.

You understand that this Agreement does not waive any rights or claims that may arise after this Agreement is signed and becomes effective, which is after the Company’s actual receipt of your signed signature page and after the 7-day revocation period has expired.

10.	No Admission of Wrongdoing: By entering into this Agreement, neither you nor the Company nor any of the Released Parties suggest or admit any wrongdoing or violation of law.
11.

No Claims Filed:  As a condition of the Company entering into this Agreement, you represent that you have not filed, and do not intend to file, any lawsuit against the Company, or any of the other Released Parties.  This Agreement shall not be construed to prohibit you from filing a charge or complaint with the

National Labor Relations Board, the Equal Employment Opportunity Commission, or participating in any investigation or proceedings conducted by either entity.
12.

Confidentiality:  You agree that the terms of this Agreement are confidential.  You also agree not to tell anyone about this Agreement and not to disclose any information contained in this Agreement to anyone, other than your lawyer, financial advisor and immediate family members, unless you are compelled to do so by law.  If you do tell your lawyer, financial advisor or immediate family members about this Agreement or its contents, you must immediately tell them that they must keep it confidential as well.

13.	Breach of this Agreement: You promise to abide by the terms and conditions in this Agreement and understand that if you do not, the Company is entitled to seek damages and injunctive relief.
14.

Entire Agreement:    This Agreement, together with the Arbitration Agreement,  Agreement to Protect Confidential Information, Assign Inventions and Non-Solicitation (collectively, the "Employee Agreements") constitute the complete understanding between the Parties concerning all matters affecting your employment with the Company, the termination thereof and any ongoing responsibilities.  You hereby affirm and will comply with any and all ongoing obligations contained in the Employee Agreements, including obligations relating to confidentiality of Company information and binding arbitration. Moreover, you acknowledge that no promises or representations have been made to induce you to sign this Agreement other than as expressly set forth herein and that you have signed this Agreement as a free and voluntary act.

15.

Severability.    If any clause, provision or paragraph of this Agreement is found to be void, invalid or unenforceable, such finding shall have no effect on the remainder of this Agreement, which shall continue to be in full force and effect.   Each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

16.	Changes to the Agreement: This Agreement may not be changed unless the changes are in writing and signed by you and an authorized representative of the Company.
17.

Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Colorado, excluding its choice of law rules, and shall be binding upon the parties hereto and their respective successors and assigns.

If you agree, please sign and return to the Company as instructed above.

By signing below, you accept

this Agreement and all of

the terms herein.

TeleTech Services Corporation

By:______________________________

By:______________________________

Date:  _______________Date:______________________________

Exhibit C

To Executive Employment Agreement

Executive Stock Ownership Guidelines

Equity provides the opportunity for the company to further invest in the employees who passionately uphold our values while driving the business with an entrepreneurial spirit. Company leaders who think and act like owners  are crucial to our success and encouraging star  players to actively participate in company growth  is key to  building our future together.

When a company’s board of  directors, shareholders and employees align their interest in organization’s  long-  term success, the stage is set for true transformation. To that end, TeleTech has adopted Stock Ownership  Guidelines to encourage company leaders (vice president-level and above) to align their interests with TeleTech  and our stockholders and to focus  on value creation, while sharing in the company’s success. The following are answers  to questions you  may have about TeleTech’s new Executive Stock Ownership  Guidelines.

Executive Stock Ownership Guidelines

Q.    Why are we implementing an Ownership Guideline?

A. The Guidelines are designed to align our senior leaders’ interests with our shareholders’ interest, driving a  long-term vision and commitment to creating company value. The Executive Ownership Guidelines are also designed to:

•   Support confidence in company strategy to execute our business transformation

•   Allow us to remain an attractive and competitive choice for executive-level talent by adopting best practices

•   Align executive behavior with external shareholder expectation

•   Drive long-term accountability

•   Enable company success

Q.    How much stock should I hold as a company leader?

A.    The new Executive Stock Ownership Guidelines call for TeleTech vice presidents and above to hold a multiplier of base compensation in TeleTech stock (based on Fair Market Value (FMV) of stock as it trades on NASDAQ). Employees will have five years from the start of this requirement (or promotion into a new role) to meet the holding Guidelines.

Employee Target Holding Amount Level within 5 Years
Chief Financial Officer 3 times current base salary
Executive Vice President 2.5 times current base salary
Senior Vice President 1.5 times current base salary
Vice President 0.5 times current base salary

Q.    Do I have to buy TeleTech stock to meet this holding Guideline?

A.    TeleTech does not expect you to buy TeleTech stock to meet the holdings Guidelines, and how you meet them is entirely up to  you. Most employees will be able to meet the requirement by holding a portion of their annual equity grant (net of tax), as it  vests.

Q.    How many shares should I consider holding from each RSU grant to meet the holding Guidelines?

A.   How much you hold from each grant and from each vesting event is entirely up to you. Based on basic modeling, however, we believe that if you hold a percentage of each vesting event from annual Equity Grants (net  of tax as indicated in the table below)  you should comfortably reach the holding requirement in five years or sooner.

The holding guideline can be satisfied with any stock you hold including:

•    the exercise of options to purchase the company’s common stock

•    the  vesting of restricted stock; and

•    the  vesting of performance shares.

Employee Guideline of Percentage of Level Net Shares to Hold
Executive Vice President 75%
Senior Vice President 75%
Vice President 50%

Once the holding target is reached, you should  maintain it during your entire tenure  in the role; and as your role  changes be aware of the changes in the holding guidelines as well.

Q.   What happens if I don’t reach my target holding amount within the five-year time frame due to market volatility or amount of my equity awards?

A.   If the actual Equity Grants you receive and/or market price volatility  does not allow an employee to reach the target holding level within the required five-year time frame, the company does not expect employees to  invest out of pocket. The company expects the Equity Grants you receive to be the source for the holding requirement and we look to you as a leader to exercise a good faith effort to honor the requirements. If the Equity Grants you receive or market volatility creates a challenge, discuss the matter with your supervisor and your HC partner for a practical resolution.

Q.    What if I have a special situation (hardship) that makes maintaining the holding requirement difficult  for me?

A.    The  Executive Ownership Guidelines is designed to align your interests with the company’s interests and position you to share in our success. If your personal situation makes the compliance with the Ownership  Guidelines a hardship, speak to your HC partner and the Executive Committee level executive responsible for your business segment for guidance and support.

Q.    Whom should I contact with questions?

A.    If you have questions, please contact Pam LeMasters, director, Global Compensation via email or by phone at 303.397.8531.